Exhibit 99.1

The Clorox Company News Release

Pamela Thomas-Graham Elected to Clorox Board of Directors

OAKLAND, Calif., Sept. 21, 2005 – The Clorox Company (NYSE: CLX) (PCX: CLX) today announced the election of Pamela Thomas-Graham to its board of directors.

Thomas-Graham, 42, is the group president for the better and moderate apparel brands at Liz Claiborne, Inc. In this capacity, she is responsible for the flagship Liz Claiborne business, as well as several other department store lines. Prior to assuming this role, she was chairman, president and chief executive officer of CNBC, the global business news network, and president and chief executive officer of CNBC.com, the network’s Web site. She joined NBC in 1999 from management consulting firm McKinsey & Company, where she was the firm’s first black female partner and a member of its consumer practice. She is a Phi Beta Kappa graduate of Harvard College, Harvard Business School, and Harvard Law School, where she served as an editor of the Harvard Law Review.

Thomas-Graham is the author of three mystery novels published by Simon & Schuster: “A Darker Shade of Crimson,” “Blue Blood” and “Orange Crushed.” She serves on the boards of the New York City Opera, the American Red Cross of Greater New York, and Idenix Pharmaceuticals (NASDAQ: IDIX).

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal-year 2005 revenues of $4.4 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto care products, Fresh Step® and Scoop Away® cat litters, Kingsford® charcoal briquets, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $62.3 million to nonprofit organizations, schools and colleges; and in fiscal-year 2005 alone made product donations valued at $4.9 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Media Relations
Kathryn Caulfield, (510) 271-7209

Investor Relations
Steve Austenfeld (510) 271-2270
Jill Koval (510) 271-3253